
                                  NSAR ITEM 77O

                   VK California Value Municipal Income Trust
                               10f-3 Transactions


  Underwriting #         Underwriting           Purchased From         Amount of shares      % of Underwriting     Date of Purchase
                                                                          Purchased

         1            Sacramento Cogener         Bear Stearns             2,095,000               2.423%            08/20/98
